[LOGO]   ADVANCED COMMUNICATIONS TECHNOLOGIES

                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:


            ADVANCED COMMUNICATIONS CLOSES ON CYBER-TEST ACQUISITION
            --------------------------------------------------------


NEW YORK, NY, June 8, 2004, Advanced Communications Technologies, Inc. (OTCBB:ADVC) (the "Company") announced today that it has closed the acquisition of Cyber-Test, Inc. ("Cyber-Test"), purchasing all of the operating assets and core business of Cyber-Test, an established electronic equipment repair company with annual revenues of approximately $6 million. The Company has formed Encompass Group Affiliates, Inc. ("Encompass Group"), a new wholly owned subsidiary to be the direct parent of Cyber-Test.

Wayne Danson, the Company's President and Chief Financial Officer said, "We have made a strategic decision to diversify our business operations by expanding into multiple markets and industries, and this acquisition is the first step in achieving that vision."

Based on trailing 12 month historical results, the Company forecasts consolidated revenue from operations and investments in the amount of $7.4 million for fiscal 2005, and EBIDTA of $600,000. Cyber-Test's contribution to consolidated EBIDTA is forecasted to be $500,000. When asked to comment on the Company's new financial position Danson said, "We are now a solid, revenue generating company moving towards becoming a vertically integrated service and technology business with strategic minority investments in other diverse industries. This acquisition improves our financial stability." Danson concluded with, "We are delighted to be able to demonstrate so quickly to shareholders how we can use our management expertise to add value to the Company. With the Cyber-Test acquisition, the Company now has approximately $7 million in assets."

In accordance with the Cyber-Test closing, Encompass Group acquired all of the operating assets, tangible and intangible property, rights and licenses, goodwill, trade name and business of Cyber-Test, for a total purchase price consisting of $3,000,000 in cash, $500,000 in a three year unsecured installment note and 50,000,000 shares of restricted Company common stock to be earned prorata over a three year period based on Cyber-Test meeting certain revenue and earning milestones.

The Company is in the process of establishing a new website that describes the Company's, Encompass' and Cyber-Test's business and investment activities. The newly designed website will be launched over the next sixty days.

For more information on the Company's new management team structure, see the press release dated June 2, 2004, conveniently accessed through the Company's newsroom link below.

ABOUT CYBER-TEST, INC.

Cyber-Test, Inc. ("Cyber-Test"), a Florida-based corporation owned by Encompass Group Affiliates, Inc. with 85 employees is an established electronic equipment repair company. Specializing in the repair of computer peripheral products, Cyber-Test is uniquely positioned as a strategic partner for OEMs (Original


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Equipment  Manufacturers),   warranty  companies,  dealers  and  end-users.  The
versatile Cyber-Test service model enables its customers to support virtually any electronic product. Cyber-Test provides a multitude of services that offer service support at any level from repair, warranty exchange, to end-of-life product support.

Cyber-Test offers the flexibility to deliver exactly what its customers need. Whether it is to outsource entire service departments, or just choose one of the many services offered, Cyber-Test can provide a multitude of service infrastructures to fit the needs of its clients. Cyber-Test's menu of services includes: i) Call Center/Help Desk; ii) Depot Repair; iii) New Product Sales;
iv) Parts Sales; v) Spare Parts Sales; vi) Advance Exchange; vii) Product Return and Warranty Support; viii) Service Contract Billing and Administration; ix) Logistics; x) Detailed Tracking Analysis and Service Data Analysis; and xi) Exit Strategy and End-of-Life Product Support.

Current customers of Cyber-Test include national and regional reinsurance companies and major office and electronic retail super stores. For more information on Cyber-Test, visit www.equipfix.com.

ABOUT ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

Advanced Communications Technologies, Inc. (the "Company") is a holding company that, through its wholly owned subsidiary Encompass Group Affiliates, Inc., owns Cyber-Test, Inc., an established electronic equipment repair company based in Orlando, Florida. The Company also owns a minority interest in Yorkville Advisors Management, LLC, an investment management partnership, through its wholly owned subsidiary Hudson Street Investments, Inc.


THIS RELEASE CONTAINS 'FORWARD-LOOKING STATEMENTS' WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES ACT OF 1934. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH STATEMENTS ARE REASONABLE, NO ASSURANCES CAN BE GIVEN THAT THEY WILL PROVE CORRECT. THE COMPANY REMAINS EXPOSED TO RISK FACTORS OUTLINED IN THE COMPANY'S REGISTRATION STATEMENT AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 2003. STATEMENTS MADE HEREIN ARE NOT A GUARANTEE OF FUTURE CORPORATE OR STOCK PERFORMANCE.


For Further Information Contact:
--------------------------------
Wayne I. Danson
President & Chief Financial Officer
(P) 646-227-1600


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